Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of May 17, 2020 (the “Effective Date”) by and between Priority Fulfillment Services, Inc., a Delaware corporation (the “Employer”), and Zach Thomann (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:
1.Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement. The term of such employment shall commence on the date hereof and shall continue until terminated by either party as set forth herein.
2.Capacity. Subject to the terms and conditions of this Agreement, the Executive shall serve the Employer as Executive Vice President & General Manager of PFS. The Executive shall also serve one or more of the direct or indirect subsidiaries or affiliates of Employer’s parent organization, PFSweb, Inc., a Delaware corporation (including its direct and indirect subsidiaries, collectively, “PFSweb”), in such office or such other or additional offices as the Executive may be requested to serve by the Chief Executive Officer of PFSweb (the “CEO”). In such capacity or capacities, the Executive shall report directly to the CEO, or to such other officer of PFSweb as the CEO shall direct, and shall perform such services and duties in connection with the business, affairs and operations of the Employer and/or one or more of the direct or indirect subsidiaries or affiliates of Employer or of PFSweb as are commensurate with such position and/or as may be assigned or delegated to the Executive from time to time by or under the authority of the CEO or such other officer of PFSweb as the CEO shall direct.
3.Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:
(a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) as set forth on Schedule 1 attached hereto and incorporated herein. The Salary shall be payable in periodic installments in accordance with the Employer’s or PFSweb’s usual practice for its management personnel.
(b) Bonus. The Executive shall be entitled to incentive stock options and participate in an annual equity incentive and/or bonus program as set forth on Schedule 2 attached hereto and incorporated herein.
(c) Benefits. The Executive shall be entitled to participate in the health insurance and other benefit plans set forth on Schedule 3 attached hereto and incorporated herein. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer or PFSweb, applicable law and the discretion of any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer or PFSweb to establish any such plan or to maintain the effectiveness of any such plan that may be in effect from time to time.
(d) Severance. The Executive shall be entitled to the severance benefits set forth on Schedule 4 attached hereto and incorporated herein.
(e) Reimbursement of Business Expenses. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the term of this Agreement, in accordance with PFSweb’s applicable policies and procedures, as in effect from time to time.
(f) Indemnification. Employee shall be provided indemnification to the maximum extent permitted by the Employer’s Certificate of Incorporation and Bylaws and will be provided indemnification under the terms of an Indemnification Agreement on no less favorable terms than provided to other officers. Employer maintains one or more policies for directors’ and officers’ liability insurance (such policies and any replacements thereof, the “D&O Policy”) and Employee shall be provided coverage under such D&O Policy as an “insured person” for any acts or omissions by Employee in the performance of her duties or position as an officer, employee or agent of the Employer or any subsidiary thereof.
4.Extent of Service. During the Executive’s employment under this Agreement, the Executive shall devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s and PFSweb’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the CEO; provided that nothing in this Agreement shall be construed as preventing the Executive from:
(a) engaging in and/or investing the Executive’s assets in any company or other entity that are not considered a “Competing Business” as defined hereinafter in a manner otherwise not prohibited by this Agreement and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
5.Termination. The Executive’s employment under this Agreement shall terminate under any of the following circumstances set forth in this Section 5.
(a) Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated by the Employer for Cause (as defined herein) without further liability on the part of the Employer effective immediately upon written notice to the Executive. The term “Cause” shall mean: (i) a material breach by Executive of any term set forth in this Agreement; (ii) Executive’s failure to follow the reasonable instructions of the CEO or the Board of Directors of Employer or PFSweb; (iii) misconduct on Executive’s part that is materially injurious to the Employer or PFSweb, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony or a crime involving dishonesty or moral turpitude; or (v) if Executive continually exhibits in regard to the Executive employment unavailability for service or habitual neglect or (vi) the Executive’s substantial or material failure or refusal to perform according to, or comply with, the policies, procedures or practices established by the Company or the Board. For purposes of 5 (a) (i), (ii), (v) and (vi) above, Employer will provide written notification of Cause event to Executive and Executive will have 30 days to address and cure such Cause event in a manner acceptable to Employer. If the Executive cures the Cause event in a manner acceptable to the Employer during the 30 day period, Cause event shall be deemed not to have occurred.
(b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive (i) at any time, for any reason or no reason, upon prior written notice to the Employer or (ii) for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean that that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events:
(i) a substantial diminution or other substantive adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties;
(ii) an involuntary reduction of 20% or more in the Executive’s base Salary except for across-the-board reductions similarly affecting all or substantially all similar management level employees; or
(iii) a breach by the Employer of any of its other material obligations under this Agreement.
“Good Reason Process” shall mean that: (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Employer in writing of the occurrence of the Good Reason event within 30 days of the occurrence of such event and expressly identifies such notice as a “Good Reason Notice” under this Section; (C) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice, to modify the Executive’s employment situation in a manner acceptable to the Executive and the Employer; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive. If the Employer cures the Good Reason event in a manner acceptable to the Executive during the 30 day period, Good Reason shall be deemed not to have occurred.
(c) Termination by the Employer without Cause. The Executive’s employment under this Agreement may be terminated by the Employer at any time without Cause upon written notice to the Executive. Executive acknowledges and agrees that, for all purposes, Executive’s employment hereunder shall be deemed “employment at will.”

(d) Death. The Executive’s employment with the Employer shall terminate upon the Executive death.
(e) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the CEO may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of six (6) months and the Executive’s employment may be terminated by the Employer at any time thereafter. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
6.Compensation Upon Termination.
(a) If the Executive’s employment with the Employer is terminated under any provision of Section 5 above, the Employer shall pay or provide to the Executive (or to the Executive authorized representative or estate) (i) any earned but unpaid Salary, (ii) any vested and accrued, but unpaid, bonus compensation, (iii) any unpaid expense reimbursements, and (iv) any other accrued and vested benefits the Executive may have under any employee benefit plan of the Employer or PFSweb or under any other written agreement between Executive and the Employer or PFSweb, including as set forth on any Schedule attached hereto.
         (b) Notwithstanding the foregoing, nothing in this Section shall be construed to affect the Executive’s right to receive continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) at the Executive’s own cost. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the benefits continuation period.

7.Non-competition; Non-solicitation. .In consideration of the covenants to be performed by the Employer hereunder, the Executive agrees as follows:
(a) Except as provided below, for a period commencing on the date hereof and ending on the last day of the Restricted Period (as hereinafter defined), for any reason, including but not limited to voluntary termination by the Executive or involuntary termination by the Employer, the Executive shall not, without the prior written consent of the CEO of PFSweb, Inc., either directly, indirectly, separately or in association with others:
         (i) participate in or be connected with, engage in the operation of, , or have any financial interest in (whether as an officer, director, employee, partner, owner, member, lender, shareholder, operator, consultant or otherwise) any entity, firm, business or trust that itself engages in, or through a subsidiary or affiliate that principally engages in Employer’s and/or PFSweb’s business areas then conducted, more specifically, (1) eCommerce design, consulting and strategy, (2) digital marketing services, (3) agency and professional/technology development and managed services, including support services related to (1) – (3), (4) order fulfillment, order execution and warehouse management, (5) call center services, (6) payment processing, and (7) strategic and technological services related to (4) – (6), or known by the Executive to be proposed to be conducted by Employer and/or PFSweb (hereinafter, a “Competing Business”) or solicit, perform, or provide, or attempt to perform or provide services of a Competing Business, nor will Executive assist another person to solicit, perform or provide or attempt to perform or provide services of a Competing Business;
(ii) employ, attempt to employ, or cause or encourage others to employ or interfere, or otherwise interfere or attempt to interfere, with the employment, contractual or other business relationships between the Employer and/or PFSweb, on the one hand, and any of its Customers, providers, payors, vendors, suppliers or agents, on the other hand for the purpose of engaging in a Competing Business;
(iii) solicit, induce or attempt to induce any current and existing business contacts, Customer or Potential Customer of the Employer and/or PFSweb, to terminate, diminish, or materially alter in a manner its relationship with Employer and/or PFSweb that would be economically harmful to Employer and/or PFSweb;
(iv) solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Competing Business; or
        (v) advise or encourage any provider, payor, consultant or representative or client of, or vendor or supplier to the Employer and/or PFSweb to terminate the Executive or its relationship with the Employer and/or PFSweb or to reduce the amount of business it does with the Employer and/or PFSweb; or
(vi) solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an officer, director, employee, consultant,

independent contractor or other personnel of Employer and/or PFSweb at the time of such solicitation to (i) terminate or discontinue his or her relationship and/or employment with Employer and/or PFSweb; (ii) terminate his or her relationship with Employer and/or PFSweb to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Competing Business.
(b) For the purpose of any provision in this Section, a “Customer or Potential Customer” means any person or entity who or which, at any time during the one (1) year period prior to Executive’s contact with such person or entity as described in Sections 6(a) above if such contact occurs during Executive’s employment or, if such contact occurs following the termination of Executive’s employment, during the one (1) year period prior to the date Executive’s employment with Employer ends: (i) contracted for, was billed for, or received from Employer, any Employer product, service or process with which Executive worked directly or indirectly during his/her employment with Employer or about which Executive acquired Confidential Information; or (ii) was in contact with Executive or in contact with any other employee, owner, or agent of Employer and/or PFSweb, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any Employer product, service or process with which Executive worked directly or indirectly during his/her employment with Employer or about which Executive acquired Confidential Information; or (iii) was solicited by Employer in an effort in which Executive was involved or of which Executive was aware.
(c) Nothing in this Agreement shall prohibit the Executive from owning one percent (1%) or less of the issued and outstanding securities of a company which is engaged in a Competing Business whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System.
(d) For purposes of any provision of this Section, “directly or indirectly” means in the Executive’s individual capacity for the Executive own benefit or for the benefit of any other person or entity, or as a shareholder, partner, member or other principal, officer, director, trustee, manager, employee, agent or consultant of or to any person or entity whatsoever.
(e) As used herein, the term “Restricted Period” means the period commencing on the date hereof and ending on the twelve (12) month anniversary of the date of termination of Executive’s employment hereunder.
(f) The Executive acknowledges and agrees that the restrictions and provisions contained in this Section and this Agreement are reasonable and necessary to protect the legitimate interests of the Employer, that the provisions contained in this Agreement are required to preserve for the Employer its goodwill, that the Employer would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions and provisions will result in irreparable injury to the Employer, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Employer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief. The Executive further specifically acknowledges and agrees that the Employer shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such breach, and further agrees to pay the reasonable legal fees and expenses incurred by the Employer in successfully enforcing the provisions contained herein.
(g) The Executive acknowledges that she has entered into this Agreement with full understanding and acceptance of the terms hereof. Executive agrees that this Agreement does not prevent him/her from earning a living or pursuing a career. The Executive acknowledges that the restrictions imposed herein are fair and reasonable and are necessitated by Employer’s legitimate business interests and required for the protection of the Employer and are given as an integral part of the employment agreement contained herein. Executive further acknowledges that she has the ability and skills to obtain gainful employment in the industry of the Executive choosing while concurrently complying with the terms and provisions of this Agreement. The Executive expressly agrees that the provisions contained herein are severable independent covenants and are reasonable limitations as to time, geographical area and scope of activity, and such restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer. If any of the covenants contained in this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part hereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, said provision shall then be enforceable. The Executive acknowledges that the parties intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants. The existence of any claim or cause of action by Executive against the Employer shall not constitute a defense to the enforcement of this Agreement. with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified
8.No Other Obligations. Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that Executive shall not disclose or employ the trade secrets or proprietary information of any other individual or entity in connection with Executive’s employment by the Employer. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
9.Confidentiality. As a condition of employment hereunder, Executive agrees to execute the Confidential Information and Inventions Agreement attached hereto as Exhibit B and made a part hereof. Further, Executive agrees to keep confidential the terms of this Agreement. This provision shall not prohibit Executive from providing this information on a confidential and privileged basis to Executive’s attorneys or accountants for purposes of obtaining legal or tax advice, to enforce this Agreement or as otherwise required by law, nor will this provision prevent Executive from introducing this Agreement in court or in arbitration in connection with any dispute involving this Agreement.
10.Cooperation.
         (a) Executive shall, during the term of this Agreement and thereafter, at the reasonable request of the Employer, fully cooperate with any member of the Employer Group and their affiliates in connection with the prosecution or defense of any claim, action, arbitration, suit or proceeding against or by a third party relating to any member of the Employer Group or any of their affiliates, including, without limitation, providing access to Executive’s files and records that are relevant to such claim, action, arbitration, suit or proceeding and appearing as a witness in any such claim, action, arbitration, suit or proceeding (collectively, the “Cooperative Services”). To the extent Executive provides any such Cooperative Services following the termination of the Executive employment, Executive shall be reimbursed for all reasonable costs and expenses from time to time actually incurred by Executive in connection with the Executive provision of such Cooperative Services.
         (b) Upon termination of employment hereunder, Executive will cooperate with the Employer in the winding up or transferring to other employees any pending work or projects. Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of, or incident to the Executive employment, belongs to the Employer and shall be returned promptly to the Employer upon termination of the Executive employment.
11.Developments the Property of the Employer. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or recreated or otherwise produced by Executive at any time during the term of this Agreement, alone or with others, and in any way relating to the present or proposed business, products or services of any member of the Employer Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, during the period of Executive’s employment with the Employer (“Developments”), shall be the sole and exclusive property of the Employer. Executive agrees to, and hereby does, assign to the Employer, without any further consideration, all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that all such Developments constitute works made for hire under the copyright and other laws of the United States and, as such, acknowledges that the Employer is the author of such Developments and owns all of the rights comprised in such Developments, and Executive hereby assigns to the Employer without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Development to the extent that it might not be considered a work made for hire. Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Employer promptly after development of the same, and at any time upon request.
12.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of Texas and solely for such purpose each party submits to the personal jurisdiction of such courts.
13.Integration. This Agreement, including the Schedules hereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, all of which prior agreements, if any, are hereby terminated and of no further force or effect.
14.Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at the principal executive office of PFSweb, attention CEO, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.
19.Governing Law. This agreement shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such State.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.Waiver of Jury Trial. Each party agrees to waive its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver is irrevocable and shall apply to any subsequent amendment, renewal, supplement or modification of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, this Employment Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, as of the date set forth above.

              Priority Fulfillment Services, Inc.

              By:  /s/Latrice Robinson
               Latrice Robinson
               Vice President, Human Resources

                /s/Zach Thomann
               Zach Thomann

SCHEDULE 1

Base Annual Salary of $375,000

SCHEDULE 2

Bonus:
Executive will be able to participate in the 2020 Executive Short-term and Long-term Variable Compensation programs. Your 2020 STI program includes potential cash and stock awards targeted at a total of $243,750. Your 2020 LTI program includes potential stock awards and is also targeted at $243,750 and is subject to vesting.

As a reference point, the 2019 Short Term Incentive (STI) Plan was weighted 50% PFS Direct Contribution and 50% on PFS Revenue performance, (Both Direct Contribution and Revenue STI related awards are calculated based on PFS’s actual performance as compared to its targeted performance for the year as determined by the Compensation Committee of the Board of Directors.).

The 2020 Long Term Incentive program (LTI) is expected to include both Restricted Stock Units (50%) and Performance Based Restricted Stock Units (50%) and will require vesting over a three-year period. The RSU award is expected to vest in 3 equal annual installments subject to continued employment; the remaining Performance Based Restricted Stock Units (“PSUs”) are expected to vest over a three-year period with vesting dependent upon the PFSweb share price performance meeting or exceeding a stated public company market index performance (i.e. Russell Micro Cap index). The LTI award will be determined using a share count equivalent based on the formula set by the PFSW Compensation Committee.

The 2020 STI and LTI program awards described above are contingent upon PFSweb shareholder approval of incremental shares to be made available under the Company’s Stock plan.

SCHEDULE 3

Executive shall participate and have access to other reimbursable expenses and allowances including enrollment in the Employer group benefit plans, as currently maintained, subject to the right of the Employer, upon such date or dates to be determined by it, to replace one or more of such Employer plans with one or more other group benefit plans, which currently consist of group health, dental, life, short-term disability and long-term disability benefit plans and other programs, policies and benefits under the Total Rewards package.

SCHEDULE 4

Executive shall be entitled to Severance and Benefits in accordance with the terms and provisions of Exhibit A attached hereto and incorporated herein.

        2.

EXHIBIT A

        1. If the Employer terminates the Executive’s employment without Cause, or if the Executive terminates employment for Good Reason (each, a “Qualifying Termination”), then, upon execution and non-revocation of a release agreement that is reasonably acceptable to the Employer (the “Release”) within the 90-day period described below, and subject to Executive’s continuing compliance with obligations hereunder, including the obligations set forth in Sections 7, 9, 10 and 11 hereof, Employer shall pay Executive an equivalent of equivalent of 12 months of Executive’s then base Salary (the “Severance”). The Severance will be paid in equal installments over a period of 12 months, net of any withholdings and taxes and in accordance with the Employer’s ordinary pay policies. Payment of the Severance shall commence within 90 days following Executive’s termination of employment, provided that within such 90-day period, Executive executes and does not revoke the Release, and provided further that if the 90-day period begins in one calendar year and ends in a subsequent calendar year, payment of the Severance shall commence in such subsequent calendar year. Each payment of Severance shall constitute a separate payment for purposes of Section 409A.

        3.  In the event of a Qualifying Termination, all of Executive’s medical, dental and insurance benefits (the “Benefits”) will cease. Executive will be offered the option of continuing health insurance benefits under COBRA at Executive’s sole expense.

        4. The parties agree that it is the intent of the parties to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations promulgated thereunder (“Section 409A”), and this Agreement shall be deemed amended as may be necessary to fully comply with said Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. Without in any way limiting the generality of the foregoing, the parties agree that (i) if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A, then no such payment shall be payable prior to the date that is the earlier of (x) six months after the Executive’s separation from service, or (y) the Executive’s death, (ii) the parties intend (x) the Severance to be exempt from Section 409A to the maximum extent permitted under the short-term deferral rule of Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption under Treasury Regulation Section 1.409A-1(b)(9)(iii) and (y) the Benefits to be exempt from 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) or 1.409A-1(a)(5) (relating to certain welfare benefits). Executive acknowledges and agrees that Employer does not make any representations, warranties or guarantees about the tax treatment of the Severance or continuation of Benefits under Section 409A or otherwise.

        3.

EXHIBIT B

Employee Confidential Information and Inventions Agreement

In consideration of my employment or continued employment by Priority Fulfillment Services, Inc., and its subsidiaries, parents, affiliates, successors and assigns (together, “Company”) and the compensation now and later paid to me, and in further consideration of Company providing me with on-going access to and use of Company’s Confidential Information (defined below), as well as other valuable consideration, I hereby enter into this Employee Confidential Information and Inventions Agreement (the “Agreement”).
RECITALS
        WHEREAS, during the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information;
        WHEREAS, during the course of my employment, I may develop or assist in the development of, individually or in collaboration with other, certain intellectual property or intellectual property rights or Inventions (as defined hereinafter);

        WHEREAS, disclosure of the Company’s trade secrets and Confidential Information to competitors could result in material adverse impact to the Company; and
        Accordingly, in consideration of the mutual promises and covenants contained herein, Company and I agree as follows:
1.Confidential Information Protections.
1.1.Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing or I either deem such disclosure to be in the best interests of the Company or such disclosure is necessary in the performance of my responsibilities for the Company. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that as between myself and the Company all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure by me of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
1.2Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company, which the Company identifies as “confidential,” “proprietary” or some similar designation or that reasonably appears to be confidential or proprietary because of legends or other markings, the circumstances of disclosure, or the nature of the information itself. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology, actual or demonstrably anticipated research and development information or data which might suggest new or improved Company Product or Service concepts actively being considered, actual or demonstrably anticipated plans for the introduction of new Company Products or Services, including
        4.

information about the specifications, manufacturing costs, pricing plans, market research or data, potential marketing strategy, and prospective users and distribution channels for these products and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding actual or demonstrably anticipated research, development, new products, marketing, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, actual or demonstrably anticipated future plans and strategies, financial projections, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing, specific manufacturing processes, procedures and know-how for Company Products or Services, information about the identity, business data, personnel, product lines relating to Company's distribution system, including sales and service representatives, distributors and other agents; (c) information regarding customers and potential targeted customers of Company, including customer lists, names, representatives, their needs or desires with respect to Company Products and Services, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and actual or demonstrably anticipated potential customers of Company and other non-public information relating to such customers and potential customers; (d) non-public information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills (other than such information about me); and (f) any other non-public information of the Company which a competitor of Company could reasonably be deemed to use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which (i) was known to me prior to employment with Company, (ii) which is generally known or becomes generally known to the public, in the trade or industry through no breach of this Agreement or other act or omission by me, (iii) is obtained by me on a non-confidential basis from a Third Party without breaching such Third Party’s obligations of confidentiality, or (iv) is independently developed by me, as evidenced by written documentation, prior to or after the date of my employment with the Company without reference or use of the Company’s equipment, supplies, facilities, trade secrets or Confidential Information to which I have access during my employment. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.
1.3Securities Laws. Employee acknowledges that the United States securities laws and other laws prohibit any person or entity who has material non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.
1.4Third Party Information. I understand, in addition, that Company has received and in the future, will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing or is released from confidential treatment by written consent of the Third Party.
1.5Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.
1.6Restricted Access Granted. In exchange for my agreement not to disclose or use
        5.

Confidential Information, except as required in performing my duties for Company, and the other promises provided herein, Company agrees to grant me access to Confidential Information required to fulfill the duties of my position. I agree that Company has no pre-existing obligation to reveal Confidential Information.
1.7Disclosure Required by Law. In the event I am required by law or a valid and effective subpoena or order issued by either a court of competent jurisdiction or a governmental body to disclose any of the Confidential Information or Third Party Information, I shall promptly notify the Company in writing of the existence, terms, and circumstances surrounding such required disclosure so that the Company may seek a protective order or other appropriate relief from the proper authority. I shall reasonably cooperate with the Company in seeking such order or other relief. If I am nonetheless required to disclose the Company's Confidential Information or Third Party Information, I will furnish only that portion of the Confidential Information or Third Party Information that is legally required and will exercise all reasonable efforts to obtain reliable assurances that such Confidential Information or Third Party Information will be treated confidentially to the extent possible.
1.8No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2.Assignments of Inventions.
2.1Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights of a creator of a
Copyright recognized by the laws of any jurisdiction or country.
2.2Excluded Inventions and Other Inventions. I will provide the Company with a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”) in the form of Schedule A. If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, and to the extent legally permissible by me, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise nay and all present or future rights in, such Excluded Inventions and Other Inventions that I incorporate into any product or service of Company.

2.3Assignment of Company Inventions. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Non-assignable Inventions) and except for Excluded Inventions set forth in Schedule A and Other Inventions, I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to
        6.

practice, or learned by me, either alone or with others, during the period of my employment by Company, which pertain to Company Products or Services, or result from or are connected with work performed by me for Company, or otherwise using Company’s equipment, supplies, facilities, trade secrets or Confidential Information. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company as described in this Section 2.3. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4Unassigned or Non-assignable Inventions. The parties hereto recognize and agree that this Agreement will not be deemed to have assigned any Invention that I developed independently without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information., except for those Inventions that result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6Ownership of Work Product.

(a)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,”
pursuant to United States Copyright Act (17 U.S.C., Section 101).
(b)I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment which pertain to Company Products or Services, or result from or are connected with work performed by me for Company and which use the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.7.Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.
        7.

2.8.Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.
4.Duty of Loyalty During Employment. I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company. Notwithstanding the foregoing, I may (a) serve on the Board of Directors of other entities with the written consent of the Board of Directors of the Company and (b) devote time to personal investments, philanthropic, educational and civic services, and other personal matters, in all cases so long as such activities do not unreasonably interfere with the performance of my duties hereunder to the Company.
5.No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.
6.Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems, and I agree to certify, if so requested by the Company, in writing that all copies of Confidential Information have been deleted and expunged. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview if required to do so by Company. Notwithstanding the foregoing, if Confidential Information is on computers that I own other than a computer supplied by the Company, I shall not be obligated to turnover or destroy copies of Confidential Information made as part of my own electronic computer backups if such turnover or destruction would require the deletion of turnover of the entire backup which may include information that is not Confidential Information; provided, however, that all such information shall remain Confidential Information and shall remain subject to the use and disclosure restrictions contained herein.
7.Legal and Equitable Remedies. I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to seek to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.
8.Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
        8.

9.Securities Laws. By executing and delivering this Agreement I confirm that I have been advised that the federal and state securities laws prohibit any person who possesses material, non-public information, including without limitation, any Confidential Information about a company from purchasing or selling securities of such company, so long as such information remains material and non-public, and I agree to comply with all applicable laws and regulations concerning such transactions, including without limitation all applicable securities laws and regulations.
10.General Provisions.
10.1Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Texas as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in or around Dallas, Texas for any lawsuit filed there against me by Company arising from or related to this Agreement.
10.2Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

10.3Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

10.4Survival. The provisions of this Agreement will survive the termination of my employment, and the assignment of this Agreement by Company to any successor in interest or other assignee.

10.5Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

10.6Waiver. No waiver by Company or myself of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company or myself of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

10.8Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

10.9Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        9.

This Agreement will be effective as of May 17, 2020
I have read this agreement carefully and understand its terms. I have completely filled out Schedule A to this Agreement.

/s/Zach Thomann
(Signature)
Zach Thomann
Printed Name

Accepted and Agreed By:
PRIORITY FULFILLMENT SERVICES, INC.
By: /s/Mike Willoughby
        Mike Willoughby
        Chief Executive Officer

Schedule A

List of Excluded Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:
☐ No inventions or improvements.
☐ See below:

☐ Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):
Invention or Improvement Party(ies)  Relationship
1.
2.
3.
☐ Additional sheets attached.

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